UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2012

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

Effective January 12, 2012, Lithium Exploration Group, Inc. (“us”, “we”, “our”) entered into an employment agreement with Alexander Walsh for provision of services as our president and chief executive officer. The employment agreement will terminate on January 12, 2014.

Pursuant to the terms of the employment agreement, Mr. Walsh will receive an annual salary of $120,000 payable in monthly cash installments or, in the event cash is unavailable, in shares of our company’s common stock. The employment agreement also provides for liability insurance and any travel and out-of-pocket expenses incurred and approved by our company.

Also on January 12, 2012, we entered into consulting agreements, effective April 27, 2011, with Brandon Colker and Jonathan Jazwinski, both directors of our company, to provide services on behalf of our company. The consulting agreements will terminate on April 27, 2014.

Pursuant to the terms of the consulting agreements, Mr. Colker and Mr. Jazwinski will receive compensation payable in 150,000 shares of our company's common stock issuable at the beginning of every year served during the term of their agreements, with 150,000 for the first year having previously been issued.

Item 9.01         Financial Statements and Exhibits

10.1	Employment Agreement with Alexander Walsh dated January 12, 2012
10.2	Consulting Agreement with Brandon Colker dated January 12, 2012
10.3	Consulting Agreement with Jonathan Jazwinski dated January 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President, Secretary, Treasurer and Director
January 12, 2012